EXHIBIT 10.30
PEROT SYSTEMS CORPORATION
2001 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2007)
PLAN AMENDMENT
     The Perot Systems Corporation 2001 Long-Term Incentive Plan, as amended and restated effective January 1, 2007 (the “Plan”), is hereby further amended, effective as of December 31, 2008, as follows:
     1 Section 2(hh) of the Plan is hereby amended in its entirety to read as follows:
     (hh) Stock Appreciation Right” means an Award made pursuant to Section 12 of the Plan that provides the Awardee with the right to receive a distribution from the Company, with respect to each share of Common Stock as to which such right is exercised, equal to the amount by which the Fair Market Value per share of Common Stock on the date such right is exercised by the Awardee exceeds the Fair Market Value per share of Common Stock on the Grant Date. Such distribution shall be payable in shares of Common Stock or cash.
     2 Section 4(b)(xi) of the Plan is amended to read as follows:
          (xi) subject to Section 15(c) of the Plan, to provide, upon direction by the Board in its sole discretion, in the event there is a change in control of the Company or any Subsidiary, as determined by the Board, for the (A) assumption or substitution of, or adjustment to, each outstanding Award; (B) acceleration of the vesting of Options and Stock Appreciation Rights and the termination of any restrictions on Cash Awards or Stock Awards; and/or (C) cancellation of Awards for a cash payment to the Awardee, provided, however, that such discretion may not be exercised to change the time or form of payment of any outstanding Award which is subject to Code Section 409A, and further provided that, to the extent that the Award is granted as “performance-based compensation” under Section 162(m) of the Code, such action does not conflict with the provisions of Code Section 162(m).
     3 Section 6(d)(ii) of the Plan is hereby amended to read as follows:
     (ii) If an Option or Stock Appreciation Right is cancelled, forfeited, or lapses in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15), the cancelled, forfeited or lapsed Option or Stock Appreciation Right will be counted against the limits set forth in subsection (i).
     4 Section 6(e)(iii) of the Plan is hereby amended to read as follows:
     (iii) No Option or Stock Appreciation Right granted to a Non-Exempt Employee may be exercisable less than six months after the effective date of the grant of such Option, except in the case of death, Total Disability, retirement or change in control.

     5 Section 9(c) of the Plan is hereby amended in its entirety to read as follows:
     (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment at the Grant Date. Acceptable forms of consideration may, but are not required to, include:
     (i) cash;
     (ii) check or wire transfer (denominated in U.S. Dollars or other currency the Administrator determines is acceptable);
     (iii) other Shares which (A) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised and (B) have been owned by the Participant for any requisite period necessary to avoid any additional compensation expense for the Company for financial accounting purposes;
     (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;
     (v) a net exercise procedure pursuant to which a portion of the Shares otherwise issuable upon the exercise of the Option are automatically withheld by the Company and applied to (A) the payment of the aggregate Exercise Price of the gross number of Shares as to which the Option is exercised and (B) the satisfaction of the federal and state income and employment withholding taxes applicable to such exercise;
     (vi) any combination of the foregoing methods of payment; or
     (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
     6 The following new paragraph is hereby added to the end of Section 10(a) of the Plan:
     In the event an Option is exercised through the net exercise procedure under Section 9(c)(v), then the requirements of subparagraphs (B) and (C) of paragraph (iv) of this Section 10(a) shall be deemed satisfied through the withholding of a portion of the gross number of Shares for which that Option is exercised, and the number of Shares thereafter available, both for purposes of the Plan and for purchase under such Option, shall be reduced by the gross number of Shares for which the Option is exercised.
     7 Section 12(b) of the Plan is hereby amended in its entirety to read as follows:
     (b) Grant of Stock Appreciation Right. The Stock Appreciation Right shall entitle the holder upon exercise to an amount for each Share to which such exercise relates equal to the excess of (i) the Fair Market Value on the date of exercise over (i) the base or exercise price per Share set forth in the applicable Award Agreement. The base or exercise price shall not be less that the Fair Market Value per Share on the grant date of the Stock Appreciation Right. Notwithstanding the foregoing, the Committee may place limits on the amount that may be paid upon exercise of a Stock Appreciation Right.
     8 Section 12(e) of the Plan is hereby amended in its entirety to read as follows:
     (e) Other Provisions. The Award Agreement evidencing a Stock Appreciation Right shall contain such other terms, provisions and conditions not inconsistent with. the Plan as may be determined by the Committee in its sole discretion, including the vesting period (if any) and terms and provisions similar to those in effect under Section 10 of the Plan for stock option grants. The provisions of such Awards need not be the same with respect to each recipient.
     9 The following new paragraph is hereby added to the end of Section 12 of the Plan:
     Upon the exercise of an outstanding Stock Appreciation Right, the number of Shares thereafter available, for purposes of calculating both the Plan reserve and the number of Shares as to which such Stock Appreciation Right may be subsequently exercised, shall be reduced by the gross number of Shares as to which the Stock Appreciation Right is exercised.
     10 Section 15(c)(i) of the Plan is hereby amended in its entirety to read as follows:
          (i) Change in Control without Termination of Employment. In the event there is a change in control of the Company or any Subsidiary, as determined by the Board, without a related termination of the Participant’s employment as provided in Section 15(c)(ii) and (iii) below, the Board may, in its discretion, (A) provide for the assumption or substitution of, or adjustment to, each outstanding Stock Award, Stock Appreciation Right or Option in accordance with the principles of Section 15(a); (B) accelerate the vesting of Options and Stock Appreciation Rights and terminate any restrictions on Cash or Stock Awards; and (C) provide for the cancellation of Awards for a cash payment to the Awardee, provided, however, that such discretion may not be exercised to change the time or form of payment of any outstanding Award which is subject to Code Section 409A.
     11 The second paragraph of Section 15(c)(iii) of the Plan is hereby amended to read as follows:
     In addition, upon the occurrence of a Change in Control, the provisions of Section 8 of a Participant’s Nonstatutory Stock Option Award Agreement, Section 8 of the Participant’s Stock Appreciation Right Award Agreement, Section 8 of a Participant’s Restricted Stock Unit Award Agreement under the Plan or any similar provisions of the Plan or an Award Agreement to (i) cancel any Award granted to a Participant, (ii) buy back Common Stock issued to a Participant upon the Participant’s exercise of an Award and/or (iii) require repayment with respect to certain proceeds received from the sale of any Common Stock issued to a Participant upon the Participant’s exercise of an Award, shall be deemed to be cancelled and deleted from such documents and shall be of no further force and effect.
     12 The Section 15(c), definition of “Change in Control Benefit,” is amended by adding the phrase “or RSU” after each reference to “Restricted Stock” and by changing the period at the end of Paragraph B to a comma, and inserting thereafter the following text:
provided, however, that in the event that the Participant’s Involuntary Termination occurs during the Pre-Closing Period and prior to the closing of a Change in Control, any RSU which is subject to Code Section 409A shall immediately vest and shall be paid to the Participant at the time and in the form specified under the applicable RSU Award and the Plan governing such RSU Award as if such Involuntary Termination had not occurred.
     13 The Section 15(c), definition of “Change in Control Benefit,” is amended by changing the period at the end of Paragraph C to a comma, and inserting thereafter the following text:
, provided, however, that in the event that the Participant’s Involuntary Termination occurs during the Pre-Closing Period and prior to the closing of a Change in Control, any Cash Awards which are subject to Code Section 409A shall immediately vest and shall be paid to the Participant at the time and in the form specified under the terms of the Participant’s Cash Award as if such Involuntary Termination had not occurred.
     14 The Section 15(c) definition of “Change in Control Benefit” is amended by adding the following paragraph at the conclusion thereof:
In the case of an Involuntary Termination during the Protected Period, any change in the time or form of payment for any Award subject to Code Section 409A shall be conditioned upon the occurrence of a Change in Control which (i) satisfies the definition of Change in Control set forth in Exhibit B, and (ii) meets the definition of a change in control under Code Section 409A and the regulations issued thereunder.
     15 The Section 15(c) definition of “Specified Reason” is amended in the following respects:
     (a) Paragraph (A) is amended by inserting the word “material” following “the” in the first line thereof; and
     (b) The flush language following Paragraph (B) is amended by inserting “90” in lieu of “120” in the third line thereof.
     16 A new Section 24 is added to read as follows:
     24. Delayed Commencement of Benefits.
Notwithstanding any provision in this Plan or in any Award to the contrary, no Award subject to Code Section 409A which would otherwise become payable or distributable under the Plan on account of a termination of employment shall be made, paid or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i), and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. The Participant shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.
17 This Plan Amendment is intended to benefit the holders of outstanding Awards and shall not be deemed to impair the rights of the holder under any such Award. Except as modified by this Plan Amendment, all the terms and provisions of the Plan, as previously amended and restated, shall continue in full force and effect.
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IN WITNESS WHEREOF, Perot Systems Corporation has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 22nd day of December, 2008.

PEROT SYSTEMS CORPORATION

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